Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectuses and “Independent registered public accounting firm,” “Arrangements to disclose portfolio holdings to service providers and fiduciaries” and “Financial statements and report of independent registered public accounting firm” in the Statements of Additional Information and to the use of our reports dated August 29, 2016, with respect to the financial statements of UBS Dynamic Alpha Fund, UBS Global Allocation Fund, UBS International Sustainable Equity Fund, UBS U.S. Large Cap Equity Fund, UBS U.S. Small Cap Growth Fund, UBS Core Plus Bond Fund, UBS Municipal Bond Fund and UBS Total Return Bond Fund for the year ended June 30, 2016 which are incorporated by reference in Amendment No. 124 to the Registration Statement (Form N-1A Nos. 033-47287 and 811-06637) of The UBS Funds.

/s/ ERNST & YOUNG, LLP

New York, New York

October 27, 2016